Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Final For Release
Investor Contacts: Integrated Corporate Relations Allison Malkin/Jane Thorn-Leeson (203) 682-8225/(203) 682-8272

BAKERS FOOTWEAR REPORTS SECOND QUARTER SALES

ST. LOUIS, MO., August 9, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today reported second quarter fiscal 2007 net sales.

For the thirteen weeks ended August 4, 2007, (the company’s second fiscal quarter) net sales decreased 11.0% to $42.0 million, as compared to $47.2 million in the thirteen weeks ended July 29, 2006. Comparable store sales in the second quarter decreased 18.3%, as compared to a 6.4% decrease in the comparable period last year.

For the twenty-six week year to date period ended August 4, 2007 net sales decreased 5.9% to $91.2 million, as compared to $97.0 million in the twenty-six weeks ended July 29, 2006. Year-to-date comparable store sales decreased 13.6% compared to a 3.6% decrease in the same period last year.

During the second quarter of fiscal 2007, Bakers closed one store and remodeled one store in the new Bakers format.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “An unfavorable response to sandals, which builds in importance during the second quarter more than offset up-trending categories of closed footwear and athletic-inspired casuals and led to disappointing second quarter sales. During the quarter, we focused on ensuring that our fall and holiday assortments represent fresh and distinctive high-fashion footwear while maintaining tight control of inventory and expenses. We remain committed to our strategies that are expected to return Bakers to profitable growth.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.